SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934


                                   Commission File Number     2-87110
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                                  HSBC Bank plc
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             (Exact name of registrant as specified in its charter)

                        8 Canada Square, London, E14 5HQ

                                +44 207 336 9000
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(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)

     $400m 8 5/8% Subordinated Notes due 15 December 2004, issued December 1994

     $300m 7.65% Subordinated Notes due 1 May 2025, issued May 1995
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            (Title of each class of securities covered by this Form)

                                      None.
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 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [ ]            Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(1)(ii)   [ ]            Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(i)    [ ]            Rule 12h-3(b)(2)(ii)      [ ]
         Rule 12g-4(a)(2)(ii)   [ ]            Rule 15d-6                [ ]
         Rule 12h-3(b)(1)(i)    [X]

Approximate number of holders of record as of the certification or notice date:

$400m 8 5/8% Subordinated Notes due 15 December 2004, issued December 1994 - 31 $300m 7.65% Subordinated Notes due 1 May 2025, issued May 1995 - 33

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Pursuant to the requirements of the Securities Exchange Act of 1934, HSBC Bank
plc, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  December 19, 2002                          BY: /s/ IAN B. MARSHALL
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                                                  Name:  Ian B. Marshall
                                                  Title:  Company Secretary